                                  EXHIBIT 10.11
                      PEOPLESBANK, A CODORUS VALLEY COMPANY
                          SALARY CONTINUATION AGREEMENT

      THIS AGREEMENT is made this 1st day of October, 1998, by and between PEOPLESBANK, A CODORUS VALLEY COMPANY, a Pennsylvania state bank located in York, Pennsylvania (the "Company") and a wholly owned subsidiary of Codorus Valley Bancorp, Inc., (the "Corporation") and JANN ALLEN WEAVER (the "Executive").

                                  INTRODUCTION

      To encourage the Executive to remain an employee of the Company, the Company is willing to provide salary continuation benefits to the Executive. The Company will pay the benefits from its general assets.

                                    AGREEMENT

The Executive and the Company agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

      1.1 Definitions. Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

            1.1.1 "Change of Control," shall mean: A change in control of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A and any successor rule or regulation promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"); provided that, without limitation, such a change in control shall be deemed to have occurred if
(a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Corporation or any "person" who on the date hereof is a director or officer of the Corporation is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing twenty-five percent (25%) or more of the combined voting power of the Corporation's then outstanding securities, or
(b) during any period of two consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Bank or Corporation cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period, or (c) the sale or transfer of all or substantially all of the Bank or Corporation's assets.

            1.1.2 "Date of Change of Control" means any of the following:

            (a) the first date on which a single person and/or entity, or group of affiliated persons and/or entities, acquire the beneficial ownership of twenty-five percent (25%) or more of the Company's voting securities; or

            (b) the date of the transfer of all or substantially all of the Company or Company's assets; or

            (c) the date on which a merger, consolidation or combination is consummated, as applicable; or

            (d) the date on which individuals who formerly constituted a majority of the Incumbent Board of Directors of the Bank ceased to be a majority thereof. For these purposes, "Incumbent Board" means the members of the Board of Directors of the Company on the effective date of the Plan, provided that any person becoming a member of the Board of Directors subsequent to such effective date, whose election was approved by a vote of at least three-quarters of the members of the Board of Directors comprising the Incumbent Board, or whose nomination for election by members or stockholders was approved by the same nominating committee serving under an Incumbent Board, shall be considered as though he were a member of the Incumbent Board.

            1.1.3 "Code" means the Internal Revenue Code of 1986, as amended.

            1.1.4 "Disability" means, if the Executive is covered by a Company sponsored disability policy, total disability as defined in such policy without regard to any waiting period. If the Executive is not covered by such a policy, Disability means the Executive suffering a sickness, accident or injury which, in the judgment of a physician satisfactory to the Company, prevents the Executive from performing substantially all of the Executive's normal duties for the Company. As a condition to any benefits, the Company may require the Executive to submit to such physical or mental evaluations and tests as the Company's Board of Directors deems appropriate.

            1.1.5 "Early Termination" means the Termination of Employment before Normal Retirement Age for reasons other than death, Disability, Termination for Cause or following a Change of Control.

            1.1.6 "Early Termination Date" means the month, day and year in which Early Termination occurs.

            1.1.7 "Normal Retirement Age" means the Executive's 65th birthday.

            1.1.8 "Normal Retirement Date" means the later of the Normal Retirement Age or Termination of Employment.

            1.1.9 "Plan Year" means a twelve-month period commencing on October 1st and ending on September 30th of each year. The initial Plan Year shall commence on the effective date of this Agreement.

            1.1.10 "Termination for Cause" See Section 5.2.

            1.1.11 "Termination of Employment" means that the Executive ceases to be employed by the Company for any reason whatsoever other than by reason of a leave of absence which is approved by the Company. For purposes of this Agreement, if there is a dispute over the employment status of the Executive or the date of the Executive's Termination of Employment, the Company shall have the sole and absolute right to decide the dispute.

                                    ARTICLE 2
                                LIFETIME BENEFITS

      2.1 Normal Retirement Benefit. Upon Termination of Employment on or after the Normal Retirement Age for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.

            2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 is $55,000 (Fifty-Five Thousand Dollars and no/100). The Company's Board of Directors, in its sole discretion, may increase the annual benefit under this Section 2.1.1; however, any increase shall require the recalculation of Schedule A.

            2.1.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Executive's Normal Retirement Date and continuing for 179 additional months.

            2.1.3 Benefit Increases. Commencing on the first anniversary of the first benefit payment, and continuing on each subsequent anniversary, the Company's Board of Directors, in its sole discretion, may increase the benefit.

      2.2 Early Termination Benefit. Upon Early Termination, the Company shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.

            2.2.1 Amount of Benefit. The benefit under this Section 2.2 is the Early Termination Annual Benefit amount set forth in Schedule A for the Plan Year ending immediately prior to the Early Termination Date. However, any increase in the annual benefit under Section 2.1.1 shall require the recalculation of the Early Termination benefit on Schedule A. The Early Termination Annual Benefit amount is determined by calculating a fixed annuity which is payable in 180 equal monthly installments, crediting interest on the unpaid balance of the Accrual Balance at an annual rate of 8.0%, compounded monthly.

            2.2.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Normal Retirement Age and continuing for 179 additional months.

            2.2.3 Benefit Increases. Benefit payments may be increased as provided in Section 2.1.3.

      2.3 Disability Benefit. If the Executive terminates employment due to Disability prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement, provided however, in the event the Company determines (1) the Executive could have been Terminated for Cause as provided in Section 5.2 for conduct or omissions occurring during the term of employment or (2) the Executive has violated the restrictive covenant set forth in Section 5.3, the Company shall have no obligation to make future payments as of the date of the Company's determination.

            2.3.1 Amount of Benefit. The benefit under this Section 2.3 is the Disability Annual Benefit amount set forth in Schedule A for the Plan Year ending immediately prior to the date in which the Termination of Employment occurs. However, any increase in the annual benefit under
      Section 2.1.1 would require the recalculation of the Disability benefit on Schedule A. The Disability Annual Benefit amount is determined by calculating a fixed annuity which is payable in 180 equal monthly installments, crediting interest on the unpaid balance of the Accrual Balance at an annual rate of 8.0%, compounded monthly.

            2.3.2 Payment of Benefit. The Company shall pay the annual benefit amount to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Termination of Employment and continuing for 179 additional months.

            2.3.3 Benefit Increases. Benefit payments may be increased as provided in Section 2.1.3.

      2.4 Change of Control Benefit. Following a Date of Change of Control, the Executive shall be entitled to the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

            2.4.1 Amount of Benefit. The annual benefit under this Section 2.4 is the Change of Control Annual Benefit amount set forth in Schedule A for the Plan Year ending immediately prior to the date on which the Change of Control occurs. However, any increase in the annual benefit under Section
      2.1.1 would require the recalculation of the Change of Control benefit on Schedule A. The Change of Control benefit amount is determined by calculating a fixed annuity which is payable in 180 equal monthly installments, crediting interest on the unpaid balance of the Accrual Balance at an annual rate of 8.0%, compounded monthly.

            2.4.2 Payment of Benefit. The Company shall pay the annual benefit amount to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Executive's Normal Retirement Date and continuing for 179 additional months.

            2.4.3 Benefit Increases. Benefit payments may be increased as provided in Section 2.1.3.

                                    ARTICLE 3
                                 DEATH BENEFITS

      3.1 Death During Active Service. If the Executive dies while in the active service of the Company, the Company shall pay to the Executive's beneficiary the benefit described in this Section 3.1. This benefit shall be paid in lieu of the Lifetime Benefits of Article 2.

            3.1.1 Amount of Benefit. The annual benefit under this Section 3.1 is the Normal Retirement Benefit amount described in Section 2.1.1.

            3.1.2 Payment of Benefit. The Company shall pay the annual benefit to the beneficiary in 12 equal monthly installments payable on the first day of each month commencing with the month following the Executive's death and continuing for 179 additional months.

      3.2 Death During Benefit Period. If the Executive dies after the benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive's beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

      3.3 Death After Termination of Employment But Before Benefit Payments Commence. If the Executive is entitled to benefit payments under this Agreement, but dies prior to the commencement of said benefit payments, the Company shall pay the benefit payments to the Executive's beneficiary that the Executive was entitled to prior to death except that the benefit payments shall commence on the first day of the month following the date of the Executive's death.

                                    ARTICLE 4
                                  BENEFICIARIES

      4.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Company during the Executive's lifetime. The Executive's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive's estate.

      4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person. The Company may require proof of incapacity, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

                                    ARTICLE 5
                               GENERAL LIMITATIONS

      5.1 Excess Parachute Payment. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement to the extent the benefit would create an excise tax under the excess parachute rules of Section 280G of the Code or would be a prohibited golden parachute payment pursuant to 12 C.F.R. Section 359.2 and for which the appropriate federal banking agency has not given written consent to pay pursuant to 12 C.F.R. Section 359.4.

      5.2 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Company terminates the Executive's employment for:

            (a)   Gross negligence or gross neglect of duties;

            (b) Commission of a felony or of a gross misdemeanor involving moral turpitude; or

            (c) Fraud, disloyalty, dishonesty or willful violation of any significant law or significant Company policy committed in connection with the Executive's employment and resulting in a material adverse effect on the Company.

            5.2.1 Removal. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act or by the Pennsylvania Department of Banking pursuant to state law.

      5.3 Competition After Termination of Employment. No benefits shall be payable if the Executive, without the prior written consent of the Company, violates the following described restrictive covenants.

            5.3.1 Non-compete Provision. The Executive shall not, for a period of one (1) year after termination either directly or indirectly, either as an individual or as a proprietor, stockholder, partner, officer, director, employee, agent, consultant or independent contractor of any individual, partnership, corporation or other entity (excluding an ownership interest of one percent (1%) or less in the stock of a publicly traded company):

                  (i) become employed by, participate in, or be connected in any manner with the ownership, management, operation or control of any bank, savings and loan or other similar financial institution if the Executive's responsibilities will include providing banking or other financial services in York County or within twenty-five
                        (25) miles of the Codorus Valley Corporate Center, 105 Leader Heights Road, York, PA as of the date of the termination of the Executive's employment or if the Executive regularly conducts business in or from an office or branch in York County as of the date of the termination of the Executive's employment; or

                  (ii) participate in any way in hiring or otherwise engaging, or assisting any other person or entity in hiring or otherwise engaging, on a temporary, part-time or permanent basis, any individual who was employed by the Company during the one (1) year period immediately prior to the termination of the Executive's employment; or

                  (iii) assist, advise, or serve in any capacity, representative or otherwise, any third party in any action against the Company or transaction involving the Company; or

                  (iv) sell, offer to sell, provide banking or other financial services, assist any other person in selling or providing banking or other financial services, or solicit or otherwise compete for, either directly or indirectly, any orders, contract, or accounts for services of a kind or nature like or substantially similar to the services performed or products sold by the Company (the preceding hereinafter referred to as "Services"), to or from any person or entity from whom the Executive or the Company provided banking or other financial services, sold, offered to sell or solicited orders, contracts or accounts for Services during the one (1) year period immediately prior to the termination of the Executive's employment; or

                  (v) divulge, disclose, or communicate to others in any manner whatsoever, any confidential information of the Company, including, but not limited to, the names and addresses of customers of the Company, as they may have existed from time to time or of any of the Company's prospective customers, work performed or services rendered for any customer, any method and/or procedures relating to projects or other work developed for the Company, earnings or other information concerning the Company. The restrictions contained in this subparagraph
                        (v) apply to all information regarding the Company, regardless of the source who provided or compiled such information. Notwithstanding anything to the contrary, the terms of this subparagraph (v) shall not be limited to the one (1) year restriction set forth above and all information referred to herein shall not be disclosed unless and until it becomes known to the general public from sources other than the Executive.

            5.3.2 Judicial Remedies. In the event of a breach or threatened breach by the Executive of any provision of these restrictions, the Executive recognizes the substantial and immediate harm that a breach or threatened breach will impose upon the Company, and further recognizes that in such event monetary damages may be inadequate to fully protect the Company. Accordingly, in the event of a breach or threatened breach of this Agreement, the Executive consents to the Company's entitlement to such ex parte, preliminary, interlocutory, temporary or permanent injunctive, or any other equitable relief, protecting and fully enforcing the Company's rights hereunder and preventing the Executive from further breaching any of his obligations set forth herein. The Executive expressly waives any requirement, based on any statute, rule of procedure, or other source, that the Company post a bond as a condition of obtaining any of the above-described remedies. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company at law or in equity for such breach or threatened breach, including the recovery of damages from the Executive. The Executive expressly acknowledges and agrees that: (i) the restrictions set forth in Section 5.3.1 are reasonable, in terms of scope, duration, geographic area, and otherwise, (ii) the protections afforded the Company in
                  Section 5.3.1 are necessary to protect its legitimate business interest, (iii) the restrictions set forth in Section 5.3.1 will not be materially adverse to the

                  Executive's employment with the Company, and (iv) his agreement to observe such restrictions forms a material part of the consideration for this Agreement.

            5.3.3 Overbreadth of Restrictive Covenant. It is the intention of the parties that if any restrictive covenant in this Agreement is determined by a court of competent jurisdiction to be overly broad, then the court should enforce such restrictive covenant to the maximum extent permitted under the law as to area, breadth and duration.

                                    ARTICLE 6
                          CLAIMS AND REVIEW PROCEDURES

      6.1 Claims Procedure. The Company shall notify any person or entity that makes a claim against the Agreement (the "Claimant") in writing, within ninety
(90) days of Claimant's written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement. If the Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Agreement's claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety-day period.

      6.2 Review Procedure. If the Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within sixty (60) days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Company orally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Company shall notify the Claimant of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the sixty-day period is not sufficient, the decision may be deferred for up to another sixty-day period at the election of the Company, but notice of this deferral shall be given to the Claimant.

                                    ARTICLE 7
                           AMENDMENTS AND TERMINATION

      This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive.

                                    ARTICLE 8
                                  MISCELLANEOUS

      8.1 Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

      8.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

      8.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

      8.4 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term "Company" as used in this Agreement shall be deemed to refer to the successor or survivor company.

      8.5 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

      8.6 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the Commonwealth of Pennsylvania, except to the extent preempted by the laws of the United States of America.

      8.7 Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

      8.8 Recovery of Estate Taxes. If the Executive's gross estate for federal estate tax purposes includes any amount determined by reference to and on account of this Agreement, and if the beneficiary is other than the Executive's estate, then the Executive's estate shall be entitled to recover from the beneficiary receiving such benefit under the terms of the Agreement, an amount by which the total estate tax due by the Executive's estate, exceeds the total estate tax which would have been payable if the value of such benefit had not been included in the Executive's gross estate. If there is more than one person receiving such benefit, the right of recovery shall be against each such person. In the event the beneficiary has a liability hereunder, the beneficiary may petition the Company for a lump sum payment in an amount not to exceed the beneficiary's liability hereunder.

      8.9 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

      8.10 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

            8.10.1 Interpreting the provisions of the Agreement;

            8.10.2 Establishing and revising the method of accounting for the Agreement;

            8.10.3 Maintaining a record of benefit payments; and

            8.10.4 Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

      8.11 Named Fiduciary. For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Company shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

      IN WITNESS WHEREOF, the Executive and a duly authorized Company officer have signed this Agreement.

EXECUTIVE:                        COMPANY:

                                  PEOPLESBANK, A CODORUS VALLEY CO.

/s/ Jann Allen Weaver             By: /s/ Barry A. Keller
---------------------                 -------------------
                                      Barry A. Keller

                                  Title: Chairman of the Board of Directors

                             BENEFICIARY DESIGNATION

                      PEOPLESBANK, A CODORUS VALLEY COMPANY
                          SALARY CONTINUATION AGREEMENT

                                 JANN A. WEAVER

I designate the following as beneficiary of any death benefits under this Salary Continuation Agreement:

Primary: Grace D. Weaver

Contingent:  ___________________________________________________________________

________________________________________________________________________________

NOTE: TO NAME A TRUST AS BENEFICIARY, PLEASE PROVIDE THE NAME OF THE TRUSTEE(S) AND THE EXACT NAME AND DATE OF THE TRUST AGREEMENT.

I understand that I may change these beneficiary designations by filing a new written designation with the Company. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature: /s/ Jann A. Weaver
           ------------------
Date:  10-1-98

Accepted by the Company this 1st day of October, 1998.

By: /s/ Barry A. Keller
    -------------------
    Barry A. Keller

Title:  Chairman of the Board of Directors

                      PEOPLESBANK, A CODORUS VALLEY COMPANY
                                 JANN A. WEAVER
                      SALARY CONTINUATION PLAN - SCHEDULE A

                                            EARLY                              EARLY                                  DISABILITY
                                         TERMINATION          VESTED        TERMINATION       CHANGE OF CONTROL     ANNUAL BENEFIT
  PLAN         BENEFIT         ACCRUAL     VESTING            ACCRUAL      ANNUAL BENEFIT      ANNUAL BENEFIT           PAYABLE
  YEAR          LEVEL          BALANCE     SCHEDULE           BALANCE      PAYABLE AT 65        PAYABLE AT 65         IMMEDIATELY
  ----         -------         -------   -----------          -------      --------------     -----------------     --------------
   1           55,000           13,828     100.00%             13,828          5,679                 5,679              1,586
   2           55,000           28,804     100.00%             28,804         10,924                10,924              3,303
   3           55,000           45,023     100.00%             45,023         15,766                15,766              5,163
   4           55,000           62,589     100.00%             62,589         20,237                20,237              7,178
   5           55,000           81,612     100.00%             81,612         24,365                24,365              9,359
   6           55,000          102,214     100.00%            102,214         28,177                28,177             11,722
   7           55,000          124,526     100.00%            124,526         31,697                31,697             14,280
   8           55,000          148,690     100.00%            148,690         34,947                34,947             17,051
   9           55,000          174,859     100.00%            174,859         37,949                37,949             20,053
   10          55,000          203,200     100.00%            203,200         40,720                40,720             23,303
   11          55,000          233,894     100.00%            233,894         43,278                43,278             26,823
   12          55,000          267,136     100.00%            267,136         45,641                45,641             30,635
   13          55,000          303,136     100.00%            303,136         47,822                47,822             34,763
   14          55,000          342,125     100.00%            342,125         49,837                49,837             39,234
   15          55,000          384,349     100.00%            384,349         51,697                51,697             44,076
   16          55,000          430,078     100.00%            430,078         53,414                53,414             49,321
   15          55,000          479,603     100.00%            479,603         55,000                55,000             55,000